NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Wendy Dominguez
(817) 415-3189	817-415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
FIRST QUARTER 2010 RESULTS

FORT WORTH, Texas, April 26, 2010 — RadioShack Corporation, a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the first quarter ended March 31, 2010.

Total net sales and operating revenues for the 2010 first quarter increased 4.0% to $1.04 billion, compared to $1.00 billion for the 2009 first quarter.  Net income for the first quarter increased 16.2% to $50.1 million, or $0.39 per diluted share, compared with net income of $43.1 million, or $0.34 per diluted share, reported for the same period last year.  Comparable store sales for company-operated stores and kiosks increased 4.7% during the 2010 first quarter, compared with the 2009 first quarter.

“Our performance this quarter highlights the success of our strategy to increase our focus on mobility, connectivity, and innovative products and services, while continuing our progress in brand building and delivering a consistent, high-quality, customer experience,” said Julian C. Day, chairman and chief executive officer.  “We are pleased with our progress and the growth and improvement opportunities ahead for The Shack®.”

 “First quarter performance reflects improvement in recent sales trends in both the accessory and power product platforms and continued growth in the expanding wireless platform,” said Jim Gooch, executive vice president and chief financial officer.   “We will continue to focus on profitable growth opportunities and on leveraging our strengths by offering our customers a convenient, helpful shopping experience for the latest mobile and technology products.”

RadioShack ended the first quarter with a cash balance of $871.8 million. Inventories stood at $688.7 million at the end of the quarter, up $18.1 million compared to inventory at year-end 2009 and up $112.9 million compared to the end of the 2009 first quarter.  This increase in inventory is primarily associated with investments in wireless products in support of the strong growth in the wireless platform.  Capital expenditures in the 2010 first quarter totaled $12.3 million, compared to $26.2 million in the 2009 first quarter.  The company anticipates capital expenditures will be in the range of $100 million to $120 million in 2010.

First-Quarter 2010 Results

Total net sales and operating revenues for the 2010 first quarter (three months ended March 31, 2010) increased to $1.04 billion, compared to $1.00 billion in the 2009 first quarter.  The increase was driven by a $37.2 million or 4.3% increase in sales generated by U.S. company-operated stores.  This increase was partially offset by a $5.1 million decrease in kiosk sales.  The decrease in kiosk sales was attributable to fewer kiosk locations and the closure of our Sprint-branded kiosks in August 2009, partially offset by comparable store revenue gains in Sam’s Club kiosk locations. The increase in other sales of $7.5 million was primarily due to sales growth in company-operated stores in Mexico and higher sales to independent dealers.

The 4.7% increase in comparable store sales for company-operated stores and kiosks during the 2010 first quarter was driven by higher Sprint Nextel postpaid wireless sales, the addition of T-Mobile as a third postpaid wireless carrier in company-operated stores, and higher sales of prepaid wireless handsets and airtime. Prepaid wireless handset sales increased more than 60% in the 2010 first quarter compared to the 2009 first quarter.  These increases were partially offset by sales declines in digital converter boxes.  Consolidated sales of converter boxes were $10.6 million in the 2010 first quarter compared to $72.4 million in the 2009 first quarter.

Consolidated gross profit for the 2010 first quarter was $491.9 million, or 47.2% of net sales, compared with $467.6 million, or 46.7% of net sales, for the 2009 first quarter.  The first quarter gross margin was positively impacted by the reduction in sales of lower margin digital converter boxes.

Consolidated selling, general and administrative (SG&A) expenses for the 2010 first quarter were $380.7 million, or 36.5% of sales, compared with $365.8 million, or 36.5% of sales, for the 2009 first quarter.  The increase in SG&A expenses in the first quarter resulted primarily from investments in employee incentive compensation and advertising.

First-quarter 2010 operating income was $90.8 million, or 8.7% of sales, up 13.4% compared with first-quarter 2009 operating income of $80.1 million, or 8.0% of sales.

Other Information

Shareholders may obtain a hard copy of RadioShack’s fiscal 2009 complete audited financial statements free of charge by contacting RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2010.

About RadioShack Corporation
RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack's retail network includes 4,680 company-operated stores in the United States and Mexico, more than 550 wireless phone kiosks in the United States, and approximately 1,300 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

THE SHACK® is a registered trademark licensed by RadioShack Corporation.

# # #

Financial Tables Follow

RadioShack 1Q 2010 Earnings Release, 4.26.2010

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2010	2009

Net sales and operating revenues	$1,041.7	$1,002.1
Cost of products sold (includes depreciation amounts of $2.0 million and $2.6 million, respectively)	549.8	534.5
Gross profit	491.9	467.6

Operating expenses:
Selling, general and administrative	380.7	365.8
Depreciation and amortization	20.1	21.5
Impairment of long-lived assets	0.3	0.2
Total operating expenses	401.1	387.5

Operating income	90.8	80.1

Interest income	0.6	1.5
Interest expense	(9.9)	(11.5)

Income before income taxes	81.5	70.1
Income tax expense	31.4	27.0

Net income	$50.1	$43.1

Net income per share:

Basic	$0.40	$0.34

Diluted	$0.39	$0.34

Shares used in computing net income per share:

Basic	125.7	125.4

Diluted	127.9	125.4

RadioShack 1Q 2010 Earnings Release, 4.26.2010

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
(In millions)	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$871.8	$908.2	$873.2
Accounts and notes receivable, net	280.5	322.5	205.1
Inventories	688.7	670.6	575.8
Other current assets	113.0	114.4	90.9
Total current assets	1,954.0	2,015.7	1,745.0

Property, plant and equipment, net	271.7	282.3	300.6
Goodwill, net	41.2	38.9	36.3
Other assets, net	89.6	92.4	116.6
Total assets	$2,356.5	$2,429.3	$2,198.5

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$31.0	$41.6	$37.8
Accounts payable	185.6	223.0	189.0
Accrued expenses and other current liabilities	282.6	359.0	287.3
Income taxes payable	26.9	30.9	20.2
Total current liabilities	526.1	654.5	534.3

Long-term debt	630.7	627.8	662.4
Other non-current liabilities	91.9	98.7	95.3
Total liabilities	1,248.7	1,381.0	1,292.0

Stockholders’ equity	1,107.8	1,048.3	906.5
Total liabilities and stockholders’ equity	$2,356.5	$2,429.3	$2,198.5

RadioShack 1Q 2010 Earnings Release, 4.26.2010

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(In millions)	2010	2009
Cash flows from operating activities:
Net income	$50.1	$43.1
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	22.1	24.1
Amortization of discount on convertible notes	3.6	3.3
Impairment of long-lived assets	0.3	0.2
Stock-based compensation	5.1	2.6
Other non-cash items	1.4	4.0
Changes in operating assets and liabilities:
Accounts and notes receivable	42.4	38.5
Inventories	(8.0)	71.2
Other current assets	3.0	7.4
Accounts payable, accrued expenses, income taxes payable and other	(134.6)	(108.3)
Net cash (used in) provided by operating activities	(14.6)	86.1

Cash flows from investing activities:
Additions to property, plant and equipment	(12.3)	(26.2)
Proceeds from sale of property, plant and equipment	--	0.1
Net cash used in investing activities	(12.3)	(26.1)

Cash flows from financing activities:
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(10.6)	(1.6)
Proceeds from exercise of stock options	1.1	--
Net cash used in financing activities	(9.5)	(1.6)

Net (decrease) increase in cash and cash equivalents	(36.4)	58.4
Cash and cash equivalents, beginning of period	908.2	814.8
Cash and cash equivalents, end of period	$871.8	$873.2

RadioShack 1Q 2010 Earnings Release, 4.26.2010

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data

	Three Months Ended
	March 31,
(In millions)	2010	2009

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$899.7	$862.5
Kiosks	57.2	62.3
Other	84.8	77.3
	$1,041.7	$1,002.1

Operating income:
U.S. RadioShack company-operated stores	$163.8	$165.8
Kiosks	8.5	0.7
Other	10.0	9.7
	182.3	176.2
Unallocated	(91.5)	(96.1)
Operating income	90.8	80.1

Interest income	0.6	1.5
Interest expense	(9.9)	(11.5)
Income before income taxes	$81.5	$70.1

Sales for the U.S. RadioShack company-operated stores segment increased $37.2 million or 4.3% to $899.7 million in the 2010 first quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2010 first quarter compared to the same period last year for each business platform.

Platform (1)	% Sales Change 1Q 2010 vs. 1Q 2009	Drivers of 1Q 2010 vs. 1Q 2009 Sales Change
Wireless	+48.8	Positive: Sprint Nextel postpaid wireless, T-Mobile postpaid wireless, and prepaid wireless handsets Negative: GPS products
Accessory	(26.0) (2)	Positive: Wireless accessories Negative: Digital converter boxes; video game and imaging accessories
Modern home	(14.3)	Positive: Peripherals Negative: Digital televisions and DVD players
Personal electronics	(9.6)	Positive: Digital music players Negative: Video gaming
Power	(8.5)	Negative: Special purpose batteries, general purpose batteries
Technical	(4.3)	Negative: Connectivity products
Service	+24.8	Positive: Prepaid wireless airtime
Total U.S. company-operated stores	+4.3

(1)	For more information, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.
(2)	The decrease in sales of the accessory platform, excluding the effect of digital converter boxes, was 6.0%, 8.0% and 10.2% for 1Q 2010, 4Q 2009 and 1Q 2009, respectively, when compared with the same prior year periods.